Exhibit 99.1

	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
FOR IMMEDIATE RELEASE
Financial Dynamics
Eric Boyriven
212-850-5600

ALAMO GROUP INC. AGREES TO ACQUIRE SPEARHEAD MACHINERY LIMITED

SEGUIN, Texas, November 30, 2004 -- Alamo Group Inc. (NYSE: ALG) announced today that its wholly owned European subsidiary, Alamo Group (EUR) Limited, has agreed, subject to a definitive Purchase Agreement and certain other requirements, to acquire 100% of the issued and outstanding shares of Spearhead Machinery Limited ("Spearhead").  The Company anticipates the transaction will close in early 2005.

Spearhead designs, manufactures and sells a range of tractor-mounted vegetation maintenance equipment, including reach mowers, flail mowers, rotary cutters and rotary swipes.  The Company's annual sales are approximately US$10 million and it is located in Pershore, Worcestershire, England.

Ron Robinson, President and Chief Executive Officer, commented, "We are pleased to have reached an agreement with Spearhead.  The acquisition will extend the range of products and market coverage of our European operations, and provide cross-selling opportunities through our European distribution network."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements, front-end loaders, backhoes and related after market parts and service.  The Company, founded in 1969, has over 1,875 employees and operates fourteen plants in North America and Europe.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

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Exhibit 99.1

ALAMO GROUP INC. AGGREES TO ACQUIRE SPEARHEAD MACHINERY	PAGE 2

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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